PIONEER PROTECTED PRINCIPAL PLUS FUND

                   Multiple Class Plan Pursuant to Rule 18f-3
        Class A Shares, Class B Shares, Class C Shares and Class Y Shares
                                September 3, 2002

         Each class of shares of Pioneer Protected Principal Plus Fund, a Delaware business trust (the "Trust") will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses, except as set forth below. The Board of Trustees may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Except as set forth in the Trust's prospectus(es), shares may be exchanged only for shares of the same class of another Pioneer mutual fund.

         Article I.  Class A Shares

         Class A Shares are sold at net asset value and subject to the initial sales charge schedule or contingent deferred sales charge ("CDSC") and minimum purchase requirements as set forth in the Trust's prospectus. Class A Shares shall be entitled to the shareholder services set forth from time to time in the Trust's prospectus with respect to Class A Shares. Class A Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class A Shares under the Trust's Class A Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class A Shareholders have exclusive voting rights, if any, with respect to the Class A Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Class A Shares on a per account basis except to the extent, if any, such an allocation would cause the Trust to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the Internal Revenue Service ("IRS") relating to the issuance of multiple classes of shares. Class A Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class A Shares.

         The initial purchase date for Class A Shares acquired through (i) reinvestment of dividends on Class A Shares or (ii) exchange from another Pioneer mutual fund will be deemed to be the date on which the original Class A shares were purchased.

         Article II.  Class B Shares

         Class B Shares are sold at net asset value per share without the imposition of an initial sales charge. However, Class B Shares redeemed within a specified number of years of purchase will be subject to a CDSC as set forth in the Trust's prospectus. Class B Shares are sold subject to the minimum purchase requirements set forth in the Trust's prospectus. Class B Shares shall be entitled to the shareholder services set forth from time to time in the Trust's prospectus with respect to Class B Shares. Class B Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class B Shares under the Class B Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class B Shareholders of the Trust have exclusive voting rights, if any, with respect to the Trust's Class B Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Class B Shares on a per account basis except to the extent, if any, such an


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allocation would cause the Trust to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Class B Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class B Shares.

         Class B Shares will automatically convert to Class A Shares of the Trust at the end of a specified number of years after the initial purchase date of Class B Shares, except as provided in the Trust's prospectus. Such conversion will occur at the relative net asset value per share of each class without the imposition of any sales charge, fee or other charge. The conversion of Class B Shares to Class A Shares may be suspended if it is determined that the conversion constitutes or is likely to constitute a taxable event under federal income tax law.

         The initial purchase date for Class B Shares acquired through (i) reinvestment of dividends on Class B Shares or (ii) exchange from another Pioneer mutual fund will be deemed to be the date on which the original Class B shares were purchased.

         Article III.  Class C Shares

         Class C Shares are sold at net asset value and subject to the initial sales charge schedule as set forth in the Trust's prospectus. Class C Shares redeemed within one year of purchase will be subject to a CDSC as set forth in the Trust's prospectus. Class C Shares are sold subject to the minimum purchase requirements set forth in the Trust's prospectus. Class C Shares shall be entitled to the shareholder services set forth from time to time in the Trust's prospectus with respect to Class C Shares. Class C Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class C Shares under the Class C Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class C Shareholders of the Trust have exclusive voting rights, if any, with respect to the Trust's Class C Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Class C Shares on a per account basis except to the extent, if any, such an allocation would cause the Trust to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Class C Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class C Shares.

         The initial purchase date for Class C Shares acquired through (i) reinvestment of dividends on Class C Shares or (ii) exchange from another Pioneer mutual fund will be deemed to be the date on which the original Class C shares were purchased.

         Article IV.  Class Y Shares

         Class Y Shares are sold at net asset value per share without the imposition of an initial sales charge. Class Y Shares are not subject to a CDSC upon redemption regardless of the length of the period of time such shares are held. Class Y Shares are sold subject to the minimum purchase requirements set forth in the Trust's prospectus. Class Y Shares shall be entitled to the shareholder services set forth from time to time in the Trust's prospectus with respect to Class Y Shares.

         Class Y Shares are not subject to fees payable under a distribution or other plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").


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The Class Y Shareholders of the Trust have exclusive voting rights, if any, with respect to the Trust's possible future adoption of a Class Y Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Class Y Shares on a per account basis except to the extent, if any, such an allocation would cause the Trust to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Class Y Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class Y Shares.

         The initial purchase date for Class Y Shares acquired through (i) reinvestment of dividends on Class Y Shares or (ii) exchange from another Pioneer mutual fund will be deemed to be the date on which the original Class Y shares were purchased.

         Article V.  Approval by Board of Trustees

         This Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Act) of (a) all of the Trustees of the Trust and (b) those of the Trustees who are not "interested persons" (as such term may be from time to time defined under the Act) of the Trust.

         Article VI.  Amendments

         No material amendment to the Plan shall be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in Article V.




























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